[NNN HEALTHCARE/OFFICE REIT, INC. logo]

Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
TWO LONG-TERM ACUTE CARE HOSPITALS IN TEXAS

Triumph Hospital Northwest and Triumph Hospital Southwest Latest Additions to Growing Portfolio

[photo omitted] Santa Ana, Calif., June 14, 2007 – NNN Healthcare/Office REIT, Inc. has acquired the real property associated with Triumph Hospital Northwest in Houston, Texas and Triumph Hospital Southwest in Sugar Land, Texas. Triumph Healthcare will continue as the operator of these facilities. The acquisitions closed on June 8, 2007.

Triumph Hospital Northwest is a single-story 114 bed long-term acute care center on a 12 acre site. Triumph Hospital Northwest is located within three blocks of the 498-bed acute care Houston Northwest Medical Center, and serves a population of more than one million people in the Greater Houston area. It is located within close proximity to Interstate 45, FM 1960 and Beltway 8/North Sam Houston Parkway, and is within 20 minutes of George Bush Intercontinental Airport.

Triumph Hospital Southwest is a two-story 85 bed long-term acute care center that occupies an eight acre site in Sugar Land, Texas, just 20 miles southwest of downtown Houston. Sugar Land is the fastest growing city in the Houston metropolitan area, and is the also the fastest growing city among the 45 most populous cities in the state of Texas. In 2005, Money magazine selected Sugar Land as one of the “100 Best Places to Live” in the United States. Triumph Hospital Southwest lies approximately one half mile from Methodist Sugar Land Hospital.

Triumph Hospital Northwest and Triumph Hospital Southwest are two of the best performing facilities in the Triumph Hospital Portfolio.

“Triumph Healthcare is one of the largest operators of long-term acute care hospitals in the nation,” explained NNN Healthcare/Office REIT Vice President of Acquisitions Danny Prosky. “The addition of Triumph Hospital Northwest and Triumph Hospital Southwest further strengthens our rapidly expanding portfolio, providing greater geographic and tenant diversification.”

NNN Healthcare/Office REIT purchased Triumph Hospital Northwest from Hollow Tree, LLP and Triumph Hospital Southwest from First Colony Investments, LLP. Henry Hagendorf and Brian Hines of Sperry Van Ness represented the sellers.

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has acquired seven other geographically-diverse properties:

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

As of June 6, 2007, NNN Healthcare/Office REIT has sold approximately 8.5 million shares of its common stock for more than $84 million through its initial public offering, which began in the third quarter of 2006.

Including the purchase of Triumph Hospital Northwest and Triumph Hospital Southwest, NNN Healthcare/Office REIT has acquired a portfolio of properties valued at approximately $146 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 35 million square feet of real estate, including approximately 7,600 apartment units, with a combined market value approaching $4.8 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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